EXHIBIT 99.2

June 30, 2017	QUARTERLY REPORT

Dear Shareholder:

Second quarter 2017 net income was $0.34 per share, as compared to $0.28 in the first quarter 2017 and $0.32 in the second quarter 2016. For the six months ended June 30, 2017, net income per share was $0.62 as compared to $0.61 for the first six months of 2016. The return on average assets for the first six months of 2017 was 1.22%, and the return on average equity was 8.07%. Our trends of growth in loans, deposits, and trust assets under management continued during the second quarter and produced steady, if somewhat modest, revenue growth. The C&N Team continues to focus on our mission of creating value through lifelong relationships and their commitment to this philosophy is driving our results.

Net interest income increased $203,000 (2.0%) in the second quarter of 2017 compared to the first quarter, and by $363,000 (3.6%) compared to the second quarter of 2016. Through the first six months of 2017, net interest income was $489,000 (2.4%) higher than the same period in 2016. Growth in average loans outstanding of approximately $59 million compared to both the second quarter of 2016 and the first six months of 2016 is the primary driver of these increases. In addition, growth in core deposits and ongoing reductions in higher cost borrowings have improved C&N’s funding mix. The yield on earning assets was 4.17% during the second quarter of 2017 compared to 4.09% in 2016 while the overall cost of funds increased by only .02% during the same period. As a result, the net interest margin increased .07%, to 3.83% during the second quarter of 2017 from 3.76% a year earlier. The Federal Reserve raised the federal funds rate by .25% in June, the third such move in the past three quarters. Despite these actions, we continue to operate with historically low interest rates and a flat yield curve, which makes it challenging to expand margins.

The provision for loan losses was $4,000 during the second quarter of 2017 compared to $452,000 in 2016. Through the first six months of 2017, the provision was $456,000 compared to $686,000 for the same period in 2016. The lower provision amounts for both the current quarter and the first six months of 2017 reflect reductions in reserves related to charge-off experience and qualitative factors used in calculating the allowance for loan losses. Management maintains a robust process to determine the adequacy of the allowance that incorporates these and other factors. C&N’s overall credit quality remains strong as reflected in our past due and non-performing loan metrics at June 30, 2017 compared to a year earlier.

Noninterest revenue increased by $200,000 (5.1%) in the second quarter of 2017 compared to 2016. Most notably, interchange revenue on debit cards, loan servicing fees, and Trust revenues produced solid gains, when comparing the second quarter of 2017 with 2016. Gains from the sale of mortgage loans declined and service charges on deposit account declined due to lower volumes. These same factors contributed to an increase of $374,000 (4.9%) during the first six months of 2017 compared to the same period in 2016.

Noninterest expenses increased $541,000 (6.3%) in the second quarter of 2017 compared to 2016. The primary drivers of this increase were collection and other real estate expenses, costs associated with health care benefits, ATM and interchange expenses, and software subscriptions related to investments in technology. Overall salaries and wages were essentially unchanged while FDIC premiums and professional fees declined. These same factors produced a $767,000 (4.4%) increase in noninterest expenses for the first six months of 2017 compared to the same period in 2016. It should be noted that total expenses declined by $222,000 (2.39%) during the second quarter of 2017 compared to the first quarter. This reduction reflects the impact of certain employee benefits-related expenses that typically impact the first quarter and some moderation in health care costs that were partially offset by an increase in collection and other real estate expenses. While we continue building capacity to deliver value to our customers through investments in sales and service training, employee development, information technology, and marketing, the pace of increase in the related expenses has been declining. We expect operating leverage to improve as we move through 2017 and into 2018.

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C&N’s strong capital position provides the ability to pursue a strategy of growth and expansion while continuing to support shareholder value. The dividend paid during the second quarter remained at $.26 per share producing a yield of 4.47% based on the June 30, 2017 market price of $23.26. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

Please take a few minutes to review the remainder of this edition of banCNotes to learn more about our new credit card offerings, C&N’s commitment to supporting our communities, and recognition of members of the C&N Team.

As always, thank you for your investment and ongoing support.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	2ND	2ND
	QUARTER	QUARTER
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,340	$10,924	$416	3.81%
Interest Expense	978	925	53	5.73%
Net Interest Income	10,362	9,999	363	3.63%
Provision for Loan Losses	4	318	(314)	-98.74%
Net Interest Income After Provision for Loan Losses	10,358	9,681	677	6.99%
Noninterest Revenue	4,106	3,906	200	5.12%
Net Gains on Available-for-sale Securities	107	122	(15)	-12.30%
Noninterest Expenses	9,076	8,535	541	6.34%
Income Before Income Tax Provision	5,495	5,174	321	6.20%
Income Tax Provision	1,374	1,303	71	5.45%
Net Income	$4,121	$3,871	$250	6.46%
Net Income Attributable to Common Shares (1)	$4,100	$3,850	$250	6.49%

PER COMMON SHARE DATA:
Net Income – Basic	$0.34	$0.32	$0.02	6.25%
Net Income – Diluted	$0.34	$0.32	$0.02	6.25%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,106,008	11,996,500
Number of Shares Used in Computation - Diluted	12,144,706	12,018,040

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	6 MONTHS ENDED
	JUNE 30,
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$22,452	$21,861	$591	2.70%
Interest Expense	1,931	1,829	102	5.58%
Net Interest Income	20,521	20,032	489	2.44%
Provision for Loan Losses	456	686	(230)	-33.53%
Net Interest Income After Provision for Loan Losses	20,065	19,346	719	3.72%
Noninterest Revenue	7,970	7,596	374	4.92%
Net Gains on Available-for-sale Securities	252	505	(253)	-50.10%
Noninterest Expenses	18,374	17,607	767	4.36%
Income Before Income Tax Provision	9,913	9,840	73	0.74%
Income Tax Provision	2,358	2,396	(38)	-1.59%
Net Income	$7,555	$7,444	$111	1.49%
Net Income Attributable to Common Shares (1)	$7,516	$7,403	$113	1.53%

PER COMMON SHARE DATA:
Net Income - Basic	$0.62	$0.61	$0.01	1.64%
Net Income - Diluted	$0.62	$0.61	$0.01	1.64%
Dividend Per Share	$0.52	$0.52	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,095,926	12,041,896
Number of Shares Used in Computation - Diluted	12,138,189	12,063,054

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	JUNE 30,	JUNE 30,	JUNE 30, 2017 vs 2016
	2017	2016	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$34,643	$27,436	$7,207	26.27%
Available-for-sale Securities	364,753	417,205	(52,452)	-12.57%
Loans Held for Sale	1,708	381	1,327	348.29%
Loans, Net	771,057	719,913	51,144	7.10%
Intangible Assets	11,957	11,966	(9)	-0.08%
Other Assets	59,283	54,117	5,166	9.55%
TOTAL ASSETS	$1,243,401	$1,231,018	$12,383	1.01%

LIABILITIES
Deposits	$997,262	$967,951	$29,311	3.03%
Repo Sweep Accounts	4,875	5,661	(786)	-13.88%
Total Deposits and Repo Sweeps	1,002,137	973,612	28,525	2.93%
Borrowed Funds	42,321	58,656	(16,335)	-27.85%
Other Liabilities	9,084	8,220	864	10.51%
TOTAL LIABILITIES	1,053,542	1,040,488	13,054	1.25%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	189,339	183,636	5,703	3.11%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	369	6,849	(6,480)	-94.61%
Defined Benefit Plans	151	45	106	235.56%
TOTAL SHAREHOLDERS' EQUITY	189,859	190,530	(671)	-0.35%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,243,401	$1,231,018	$12,383	1.01%

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